NEWS RELEASE

CONTACT ERIC GRAAP
(540) 349-0212 or
eric.graap@fauquierbank.com

Fauquier Bankshares Announces First Quarter 2015 Earnings

	Net income of $743,000 or $0.20 per diluted share

	Nonperforming assets decreased 42% from first quarter of 2014 to represent 0.50% of total assets

	Wealth Management assets have grown 7.1% over the last year to $451 million
WARRENTON, VA, May 6, 2015 - Fauquier Bankshares, Inc. (NASDAQ: FBSS) parent company of The Fauquier Bank (TFB) reported net income of $743,000 for the quarter ended March 31, 2015 compared with $993,000 for the quarter ended March 31, 2014. Basic and diluted earnings per share for the first quarter of 2015 were $0.20 compared with $0.27 per share in the first quarter of 2014. Return on average assets (ROAA) was 0.50% and return on average equity (ROAE) was 5.42% for the first quarter of 2015 compared with 0.68% and 7.76%, respectively, for the first quarter of 2014.
Randy Ferrell, President and CEO said, "Earnings are down when compared with the first quarter of 2014, and the reasons are largely related to our investments for future growth in the region." We've had an increase in operating expenses of $232,000 from first quarter 2014 primarily to support a new branch in Gainesville, and a new branch and loan production facility on Centreville Road in Manassas. "These two new locations have already added approximately $4 million in low cost transaction deposits over the last nine months, and they give us a much larger footprint in our home region." Operating expenses in 2014 also had a one-time gain of $114,000 related to the sale of nonperforming other real estate owned (OREO) property.
"We are very pleased with the positive trends this quarter," Ferrell said. "We have low levels of net charge-offs and nonperforming assets and an increase in transaction accounts. The bank continues to work on improving asset quality, so that we can continue to keep our nonperforming loans at a very low percentage of total loans."
Noninterest income decreased $146,000 in the first quarter of 2015 versus the first quarter of 2014, primarily due to the acceleration in the recognition of passive losses on tax credit investments. "While this looks negative from a financial accounting perspective, from an economic perspective, the earlier we take the loss, the higher our ultimate return," Ferrell said. "By year-end, we expect these tax credit investments to turn around and add approximately $230,000 to our bottom line as compared with the reduction of $86,000 in the first quarter."
Ferrell continued, "We are very pleased to see growth in the assets managed by our Wealth Management team. Clients appreciate a comprehensive holistic financial plan provided by a Certified Financial Planner. People recognize the benefit of working with a financial advisor who has the client's needs as their only concern." Wealth Management assets have grown 7.1% over the last year to $451 million at March 31, 2015.
Net interest margin was 3.59% and 3.62% for the quarters ended March 31, 2015 and 2014, respectively. Net interest income for the first quarter of 2015 decreased slightly to $4.81 million when compared with $4.86 million for the same period in 2014. The decrease in net interest income was due to a decrease in commercial loans interest and fees and consumer loans interest and fees. These decreases were partially offset by an increase in construction and land development loans interest and fees and residential loans interest and fees. The average yield on earning assets declined 9 basis points to 4.01% while cost of funds decreased 8 basis points to 0.51% from the first quarter 2014.
During the first quarter of 2015, net loan charge-offs totaled $6,000 compared with $36,000 for the first quarter of 2014. The ratio of net charge-offs to average loans outstanding for the first quarter of 2015 and the first quarter of 2014 was less than 0.01%. Allowance for loan losses was $5.39 million or 1.21% of total loans at March 31, 2015 compared with $6.63 million or 1.49% at March 31, 2014.

Nonperforming assets were $3.0 million or 0.50% of total assets at March 31, 2015, compared with $5.27 million or 0.87% of total assets at March 31, 2014. Included in nonperforming assets at March 31, 2015 were $1.59 million of nonperforming loans and $1.41 million of other real estate owned. The ratio of nonperforming loans to total loans at the period's end improved to 0.36% at March 31, 2015 compared with 0.45% for the same period in 2014.
Total assets were $597.4 million at March 31, 2015 compared with $604.7 million at March 31, 2014. Total loans, net were $439.3 million at March 31, 2015 compared with $439.0 million at March 31, 2014. Total deposits were $516.2 million at March 31, 2015 compared with $527.7 million at March 31, 2014. Transaction deposits (demand and interest checking) grew $9.8 million to $303.3 million compared with $293.5 million in the first quarter of 2014. Transaction accounts now represent 58.8% of total deposits.
On January 1, 2015, new minimum capital requirements became effective as part of the Basel III regulatory capital reforms. At March 31, 2015, the Bank's leverage ratio was 9.65% and the Bank's common equity tier 1 capital ratio was 12.15%. The Bank's tier 1 and total risk-based ratios were 12.15% and 13.29%, respectively, at March 31, 2015. The Bank exceeds all fully phased-in capital requirements of Basel III (effective January 1, 2015 with the fully phased-in requirements effective January 1, 2019) at March 31, 2015.
Fauquier Bankshares' 2015 Annual Meeting will be held at The Black Horse Inn, 8393 Meetze Road, Warrenton, Virginia on Tuesday, May 19, 2015 at 9:30 a.m. Fauquier Bankshares' stock price closed at $16.95 per share on May 5, 2015. For additional information about Fauquier's products and services, including a more extensive investor presentation with comparisons of the Company's performance to peer institutions, please visit www.fauquierbank.com or by calling (800) 638-3798.

This news release may contain "forward-looking statements" as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.
Source: Fauquier Bankshares, Inc. (FBSS)

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except per share data)	Mar. 31, 2015	Dec. 31, 2014	Sep. 30, 2014	Jun. 30, 2014	Mar. 31, 2014

EARNINGS STATEMENT DATA:
Interest income	$ 5,373	$ 5,422	$ 5,526	$ 5,479	$ 5,508
Interest expense	560	621	635	657	651
Net interest income	4,813	4,801	4,891	4,822	4,857
Provision for loan losses	-	-	-	-	-
Net interest income after provision for loan losses	4,813	4,801	4,891	4,822	4,857
Noninterest income	1,276	1,572	1,930	1,698	1,422
Noninterest expense	5,215	4,952	5,021	4,851	4,983
Income (loss) before income taxes	874	1,421	1,800	1,669	1,296
Income taxes	131	269	378	430	303
Net income (loss)	$ 743	$ 1,152	$ 1,422	$ 1,239	$ 993

PER SHARE DATA:
Net income per share, basic	$ 0.20	$ 0.31	$ 0.38	$ 0.33	$ 0.27
Net income per share, diluted	$ 0.20	$ 0.30	$ 0.38	$ 0.33	$ 0.27
Cash dividends	$ 0.12	$ 0.17	$ 0.12	$ 0.12	$ 0.12
Average basic shares outstanding	3,737,111	3,730,877	3,730,877	3,730,877	3,720,491
Average diluted shares outstanding	3,751,222	3,754,334	3,751,316	3,748,299	3,734,897
Book value at period end	$ 14.87	$ 14.78	$ 14.62	$ 14.34	$ 14.09
BALANCE SHEET DATA:
Total assets	$ 597,384	$ 606,286	$ 588,200	$ 600,774	$ 604,673
Loans, net	439,318	435,070	431,278	436,552	439,004
Investment securities	57,038	58,700	56,496	59,036	57,145
Deposits	516,157	525,215	507,819	522,750	527,717
Transaction accounts (Demand & interest checking accounts)	303,320	310,342	290,603	301,293	293,503
Shareholders' equity	55,688	55,157	54,560	53,504	52,557
PERFORMANCE RATIOS:
Net interest margin(1)	3.59%	3.47%	3.58%	3.55%	3.62%
Return on average assets	0.50%	0.76%	0.95%	0.83%	0.68%
Return on average equity	5.42%	8.33%	10.43%	9.35%	7.76%
Efficiency ratio(2)	84.18%	76.42%	70.87%	73.09%	79.97%
Yield on earning assets	4.01%	3.91%	4.04%	4.02%	4.10%
Cost of interest bearing liabilities	0.51%	0.55%	0.57%	0.59%	0.59%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)
Efficiency ratio is computed by dividing non-interest expense less gains or losses on sale of other real estate owned by the sum of fully taxable equivalent net interest income and noninterest income, net of securities gains or losses.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except for ratios)	Mar. 31, 2015	Dec. 31, 2014	Sep. 30, 2014	Jun. 30, 2014	Mar. 31, 2014
ASSET QUALITY RATIOS:
Nonperforming loans	$ 1,593	$ 1,227	$ 2,233	$ 2,210	$ 2,002
Other real estate owned	1,406	1,406	1,406	1,406	1,406
Nonperforming corporate bonds, at fair value	-	-	-	1,222	1,861
Total nonperforming assets	2,999	2,633	3,639	4,838	5,269
Restructured loans still accruing	7,402	7,431	8,323	8,343	8,598
Student loans (U. S. Government 98% guaranteed) past due 90 or more days and still accruing	2,721	4,551	4,059	2,949	7,017
Other loans past due 90 or more days and still accruing	2	-	-	1	358
Total nonperforming and other risk assets	$ 13,124	$ 14,615	$ 16,021	$ 16,131	$ 21,242

Nonperforming loans to total loans, period end	0.36%	0.28%	0.51%	0.50%	0.45%
Nonperforming assets to period end total assets	0.50%	0.43%	0.62%	0.81%	0.87%
Allowance for loan losses	$ 5,386	$ 5,391	$ 6,595	$ 6,753	$ 6,631
Allowance for loan losses to period end loans	1.21%	1.22%	1.51%	1.52%	1.49%
Allowance for loan losses as percentage of nonperforming loans, period end	338.1%	439.4%	295.3%	305.6%	331.2%
Net loan charge-offs for the quarter	$ 6	$ 1,204	$ 158	$ (122)	$ 36
Net loan charge-offs to average loans	0.00%	0.28%	0.04%	(0.03)%	0.01%

CAPITAL RATIOS:
Tier 1 leverage ratio (Bank only)	9.65%*	9.48%	9.52%	9.29%	9.18%
Common equity tier 1 capital ratio (Bank only)	12.15%*	NA	NA	NA	NA
Tier 1 risk-based capital ratio (Bank only)	12.15%*	12.84%	13.60%	13.29%	13.08%
Total risk-based capital ratio (Bank only)	13.29%*	14.05%	14.86%	14.55%	14.34%
Tangible equity to total assets (Consolidated Company)	9.32%	9.10%	9.28%	8.91%	8.69%

* Reflects Basel III capital requirements effective January 1, 2015. When fully phased-in on January 1, 2019, the rules will require the Bank to maintain a minimum tier 1 leverage ratio of 4.0%, a minimum common equity tier 1 capital ratio of 4.5% plus a "capital conservation buffer" of 2.5% for a total of 7.0%, a tier 1 risk-based capital ratio of 6.0% plus a "capital conservation buffer" of 2.5% for a total of 8.5%, and a total risk-based capital ratio of 8.0% plus a "capital conservation buffer" of 2.5% for a total of 10.5%.